Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Concentrix Corporation:

We consent to the use of our report dated February 21, 2020 with respect to the combined balance sheets of Concentrix, the Customer Experience Services business of SYNNEX Corporation as of November 30, 2019 and 2018, the related combined statements of operations, comprehensive income, parent equity, and cash flows for each of the years in the three-year period ended November 30, 2019, and the related notes and financial statement Schedule II: Valuation and Qualifying Accounts incorporated herein by reference.

/s/ KPMG LLP
Cincinnati, OH
November 27, 2020